Revised November 13, 2015

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT BETWEEN
ULTIMUS MANAGERS TRUST
AND
ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS
Alambic Small Cap Value Plus Fund
APEXcm Small/Mid Cap Growth Fund
Blue Current Global Dividend Fund
Barrow Value Opportunity Fund
Barrow Long/Short Opportunity Fund
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund
Galapagos Partners Select Equity Fund
Lyrical U.S. Value Equity Fund
Lyrical U.S. Hedged Value Fund
Ryan Labs Core Bond Fund
Ryan Labs Long Credit Fund
Topturn OneEighty Fund
Waycross Long/Short Equity Fund
Wavelength Interest Rate Neutral Fund